EXHIBIT 10.02

ORDINANCE NO. 019022

AN ORDINANCE AMENDING ORDINANCE NO. 16090, GRANTING A FRANCHISE TO EL PASO ELECTRIC COMPANY, (AS AMENDED BY ORDINANCES NO. 17460 AND 18772, AMENDING THE STREET RENTAL CHARGE) TO REDUCE THE RESTRICTION ON THE STREET RENTAL CHARGE; PROVIDING FOR ADDITIONAL COMPENSATION AND ASSURANCES TO THE CITY; AND PROVIDING CONSENT AS REQUIRED IN SECTION 15.08.013 OF THE CITY CODE AND SECTION 14(b) OF ORDINANCE NO. 16090 UPON THE TERMS AND CONDITIONS DESCRIBED IN THIS ORDINANCE; THE PENALTY AS PROVIDED IN CITY CODE SECTION 15.08.040

WHEREAS, the City Council of the City of El Paso, Texas, (“City”) granted to El Paso Electric Company (“Company” or “EPE”) a franchise to operate the electric utility for transmission and distribution of electrical energy within the boundaries of the City on July 12, 2005, by Ordinance No. 16090;

WHEREAS, the City and Company amended Ordinance No. 16090 to increase the street rental charge on November 16, 2010, and again on March 20, 2018 (collectively referred with Ordinance No. 16090, as the “Franchise Ordinance”);

WHEREAS, EPE, Sun Jupiter Holdings, LLC, a Delaware limited liability company (“Sun Jupiter”), and IIF US Holding 2 LP (“IIF US 2”) filed the Joint Report and Application of EPE, Sun Jupiter, and IIF US 2 for Regulatory Approvals under Texas Utilities Code §§ 14.101, 39.262, and 39.915 with the Public Utility Commission of Texas (“PUCT”) on August 13, 2019, (“Joint Application”) seeking the PUCT’s approval of the Agreement and Plan of Merger (“Merger Agreement”) by and among EPE, Sun Jupiter, and Sun Merger Sub Inc. dated as of June 1, 2019, and assigned PUCT Docket No. 49849 ( “Proposed Transaction”);

WHEREAS, on September 20, 2019, EPE filed a franchise assignment application with the City pursuant to El Paso City Code § 15.08.013, and paragraph 14(b) of Ordinance 16090 (“Franchise Application”) in connection with the Proposed Transaction;

WHEREAS, after the close of the Proposed Transaction and approval of the Franchise Application, EPE will maintain an existence that is separate and distinct from Sun Jupiter, IIF US 2 and any of its affiliates or subsidiaries, and will continue all obligations of “Company” as defined in Ordinance 16090 granting the franchise as amended;

WHEREAS, paragraph 14(b) of Ordinance 16090 requires consent of any merger or acquisition of the Company, sale of substantially all of the assets of the Company or change in control of the Company, and a formal assignment is required subsequent to the merger or acquisition;

WHEREAS, paragraph 14(b) of Ordinance 16090 requires the governing body of the City’s consent to the assignment to be evidenced by an ordinance that fully recites the terms and conditions upon which consent is given;

WHEREAS, the City Council wishes to consent to the Proposed Transaction and Franchise Application;

WHEREAS, in Ordinance No. 017460, the City and Company agreed to increase the Street Rental Charge, which is a percentage of gross revenues the Company receives for the generation, transmission and distribution of electrical energy and other services within the City and for broadband over power line communications services, by 0.75% (“Additional Fee”) to be allocated to promotion of economic development within the City;

WHEREAS, in Ordinance No. 018772, the City and Company agreed to increase the Street Rental Charge by an additional 1%, and to increase the allocation for promotion of economic development to 1.75% of the Street Rental Charge;

WHEREAS, the City wishes to reduce the Street Rental Charge economic development allocation to 1% effective July 29, 2030;

WHEREAS, Sun Jupiter is not the franchisee, and is not obligated by any operational requirements contained in City Code § 15.08 nor Ordinance 16090 as amended;

WHEREAS, if the Proposed Transaction closes and Sun Jupiter becomes the 100% equity holder of EPE, it will provide additional compensation and assurances to City as provided herein; and

WHEREAS, the City’s consent to the Proposed Transaction and Franchise Application is conditioned upon the items identified in Section 1.

NOW, THEREFORE BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF EL PASO, TEXAS, THAT:

Section 1.

1.	After the public hearing, the City Council finds that EPE meets the following requirements of City Code Sections 15.08.012(D) and 15.08.013(C):

A.	EPE is qualified to render its proposed services;

B.	EPE is qualified to maintain the public rights-of-way adequately and safely;

C.	EPE is financially responsible and able to meet the terms of the franchise;

D.	The proposed use of the rights-of-way will not have a negative impact on the public’s use of the rights-of-way; and

E.	There are no other relevant facts that would cause City Council to refuse consent.

2.
Therefore, the City hereby consents to the Proposed Transaction and Franchise Application as defined herein in accordance with City Code Section 15.08.013 and Ordinance No. 16090, as amended, paragraph 14(b), upon the following terms and conditions:

A.	Company must accept this Ordinance amending Ordinance 16090 as previously amended (“Franchise Amendment”) within thirty days of the adoption of this Ordinance.

B.
Final Stipulation in PUCT Docket No. 49849. The Parties will use best efforts to obtain prompt adoption of a final order by the PUCT approving the Joint Application consistent with the terms of this Franchise Amendment.

C.	Sun Jupiter will provide the following additional assurances and compensation to the City, which will be obligated through a separate agreement and are noted here as conditions of the City’s consent:

1.	For so long as IIF US 2 owns Sun Jupiter:

a.
Sun Jupiter will not relocate jobs outside of the EPE service territory and will not reduce EPE’s workforce as a result of the Proposed Transaction and EPE will maintain sufficient employment levels as required to furnish EPE’s customers with safe, adequate, efficient, and reasonable electric service; and

b.	Sun Jupiter will never move EPE’s headquarters outside the City of El Paso.

2.	Economic Development Fund:

a.
Eighty million dollars ($80,000,000) of the Economic Development Fund will be jurisdictionally allocated to Company’s Texas service territory and held in a restricted account for the purpose of promoting economic development in Company’s Texas service territory (“Texas Economic Development Fund”).

b.
Sun Jupiter will fund the Texas Economic Development Fund through fifteen (15) equal annual installments of five million three hundred thirty-three thousand three hundred thirty-three dollars and 33/100 cents ($5,333,333.33). Contributions to the Texas Economic Development Fund will be due by the 15th day of December of each year, with the first of the fifteen (15) installments to be due by the first December 15th to occur after the close of the Proposed Transaction.

c.
The City’s Economic Development Department (“EDD”) will administer the Texas Economic Development Fund in accordance with an economic development policy to be developed by the City and approved by Sun Jupiter within six (6) months after the close of the Proposed Transaction (“Incentive Policy”).

d.	The City will make reports, at least annually, to the Company’s Board of Directors regarding the activities and uses of the Texas Economic Development Fund.

e.	The City’s EDD will make reasonable efforts to coordinate with other state and local agencies within EPE’s Texas service territory regarding the uses of the Texas Economic Development Fund.

f.
If the City eliminates the EDD or the Incentive Policy, or fails to abide by the Incentive Policy, the City and Sun Jupiter will find a replacement entity to administer the balance, if any, of the Texas Economic Development Fund. Elimination of the EDD does not include a change in department name or a reassigning of the duties of the EDD to another City Department so long as the duties and responsibilities of the department remain substantially similar to those of the EDD.

3.
General Fund Payments. In addition to the franchise fees currently due to the City under the Franchise Agreement, Sun Jupiter will pay the City, for use in its general fund, seven hundred fifty thousand dollars ($750,000) per year for a period of ten (10) years. The first payment shall be made no later than thirty (30) days after the close of the Proposed Transaction by electronic funds transfer as designated by the City. Each remaining annual payment will be made on or before the 30th day of June of each corresponding year.

4.
Low Income Assistance Program. Within ninety (90) days of closing of the Proposed Transaction, EPE will coordinate with the City on efforts to enhance EPE’s current low income assistance programs and EPE will make recommendations and proposals for consideration to the City. Sun Jupiter will pledge up to one million dollars ($1,000,000) to be paid in equal installments of two hundred thousand dollars ($200,000) per year over a period of five (5) years to support enhancements to EPE’s low income assistance programs.

SECTION 2.

That Section 3, Police Power, of the Franchise Ordinance is hereby amended to add the following:

Land Use. The Company will coordinate with the City’s Engineer within six (6) months after the close of the transaction contemplated in the Final Agreement and Plan of Merger between the Company; Sun Jupiter Holdings LLC (“Sun Jupiter”); and Sun Merger Sub Inc dated June 1, 2019 (“Proposed Transaction”), to identify:

1.
Land under the control of the Company that the City desires to utilize for public recreation, exercise, relaxation, travel, or pleasure in accordance with Section 75.0022 of the Texas Civil Practice and Remedies Code and;

2.	Poles, lines, conduits, or other construction that the Company maintains that may need to be installed or relocated in accordance with this Section 3.

Maintenance. City and the Company shall coordinate quarterly regarding maintenance issues that affect community safety or aesthetics on land and street lighting under the control of the Company. The Company shall give higher priority to work orders for continuous street lighting on controlled access/State highways and major arterials. During the course of the quarterly meetings, the Company and the City will establish processes and procedures for work orders and develop benchmarks based on industry standards and align with community impacts.

Section 3.

New Section 9.5 is created to add the following:

Section 9.5. Renewable Generation Study.

(a)Within one year after the close of the Proposed Transaction, the Company will complete a study concerning renewable generation, as defined in Texas Utilities Code § 39.904(d) (“Renewable Generation Study”). The Company will share the results of the Renewable Generation Study with the City within thirty (30) days of the Renewable Generation Study’s completion. Should the Company not be able to complete the study within one year, the Company may request additional time to complete the Renewable Generation Study from the City, and the City shall not unreasonably withhold its consent to the extension.

(b)The Renewable Generation Study will cover, but is not limited to, the following topics:

1.The technical feasibility of integrating utility-scale renewable generation into the Company’s utility system and the changes and impacts to the Company’s transmission and distribution system;

2.Possible costs and operational impacts related to the integration of utility-scale renewable generation into the Company’s Texas service territory;

3.Legislative or regulatory changes, if any, that may be required to increase utility-scale renewable generation in the Company’s Texas service territory and the legislative strategies necessary to implement such legislative or regulatory changes;

4.Potential voluntary renewable generation program offerings to allow customers to increase their use of renewable resources within the El Paso, Texas, city limits and the Company’s Texas service territory;

5.Reasonable commitments that the Company can make to increase the integration of renewable generation in the Company’s Texas generation portfolio;

6.Grant opportunities for the Company, the City, or both to increase the integration of renewable generation in the Company’s Texas generation portfolio; and

7.Potential renewable generation programs to assist with low-income assistance programs such as the Low Income Home Energy Assistance Program or additional incentives for distributed generation.

(c)The Company shall designate material contained in the Renewable Generation Study as confidential to the extent that it relates to critical infrastructure, as that phrase is understood in Texas Government Code § 418.181, or to the extent that it contains sensitive information that would not be subject to public release under the Texas Public Information Act, as codified in chapter 552 of the Texas Government Code. The City will use its best efforts to not publicly distribute such designated material to parties outside of the City. The City will also provide the Company with notice of an open records request implicating such material so that the Company may assert its rights under the Texas Public Information Act.

(d)The Company shall report to the City Council no less than two (2) times per year on the Company’s progress towards renewable generation commitments, opportunities, and goals that are identified by the Renewable Generation Study. The City and the Company will coordinate on efforts to implement legislative, regulatory, or other policy changes identified as part of the Renewable Generation Study.

Section 4.

Subsection (b) of Section 13, Compensation, of the Franchise Ordinance, is hereby amended to read as follows:

(b)    The City will increase the Street Rental Charge to be paid by the Company to the City on a quarterly basis during the remaining life of this Franchise by an additional three quarters of one percent (0.75%) effective 2010 (“Additional Fee”) and a supplemental one percent (1.0%) (“Auxiliary Fee”) for a total amount of (i) five percent (5.0%) of the gross revenues the Company receives for the generation, transmission, and distribution of electrical energy and other services within the City and (ii) five and three quarters percent (5.75%) of BPL-related gross revenues within the City of El Paso, except however for any revenues from municipal accounts to the extent that any such revenues are excepted from the Company’s Rate Schedule 94, Supplemental Franchise Fee Rider. The “Economic Development Allocation” is a portion of the Street Rental Charge equal to one and three quarters of one percent (1.75%) of the gross revenues the Company receives for the generation, transmission, and distribution of electrical energy and other services, including BPL services, within the City shall be allocated by the City for promotion of economic development, including economic development incentives for new commercial customers with high electric energy needs, the attraction of companies that will make significant investments of capital and human resources in the community, solar or other renewable energy rebates or incentives, or to increase the City’s capacity in alternative energy research, development, manufacturing and generation, and for such other economic development public purposes including infrastructure as reasonably determined by the City. After July 29, 2030, the Economic Development Allocation will be reduced to one percent (1.00%). The Economic Development Allocation will be placed in a restricted fund to be used solely for the economic development purposes described herein and cannot be commingled with existing Street Rental Charges to support or supplement general fund operations. The City will provide an annual update on the status, uses, and economic impact of Economic Development Allocation to the City Council and the public.

The Company shall pay the Street Rental Charge to the City by electronic funds transfer or by other means of immediately available funds within forty-five (45) days of the end of each calendar quarter (the “Payment Date”). If the Street Rental Charge or any portion thereof is not paid on or before the Payment Date, the unpaid balance shall bear interest at a daily rate equivalent to the prime rate of interest as published by the Wall Street Journal for that date, plus one percent (1%) per annum from the Payment Date until the date such payment is made. If any payment shall be more than thirty (30) days late, the interest shall be paid at such prime rate plus three percent (3%) per annum.

SECTION 5.

That Section 13, Compensation, of the Franchise Ordinance is hereby amended to add the following:

(c)    City Expenses Related to Docket No. 49849. The Company will pay the City two hundred thousand dollars ($200,000) for the City’s reasonable consultants and attorneys fees incurred due to the City’s intervention in Docket No. 49849 (“City Public

Interest Fees”) no later than thirty (30) days after the later of (1) the close of the Proposed Transaction; (2) Company’s receipt of invoices supporting the City Public Interest Fees; or (3) the termination of the Proposed Transaction for any reason without a closing, provided, however, that the City Public Interest Fees shall not be paid if the City opposes the Proposed Transaction, either directly or indirectly, in any proceeding before a governmental or regulatory body, with the exception of PUCT Docket No. 49849 in which the City originally opposed the Proposed Transaction but subsequently signed the Stipulation.

Section 6.

New Section 18 is created to add the following:

Section 18. City’s Future Purchase Option. This Section 18 shall apply for so long as IIF US Holding 2 LP owns Sun Jupiter:

(a)In the event Sun Jupiter decides to consider a sale of one hundred percent (100%) of its equity interests in, or all of the assets and liabilities of the Company (“Sale Transaction”), Sun Jupiter will first provide notice to the City of the potential Sale Transaction (a “Potential Sale Notice”). The City will use best efforts to protect information related to a Sale Transaction from public disclosure consistent with the exceptions in chapter 552 of the Texas Government Code, including, Texas Government Code § 552.110.

(b)Within one hundred twenty (120) days of receipt by the City of a Potential Sale Notice (“Exclusive Offer Period”), the City will have the exclusive right to either (i) make a bona fide binding offer to purchase the Company or all of the assets and liabilities of the Company (“Offer”) or (ii) provide a waiver of the right to make an Offer during the Exclusive Offer Period (“Waiver”). The Offer, if made, shall remain open for at least thirty (30) days during which time Sun Jupiter will consider the Offer in good faith.

(c)If the City makes an Offer during the Exclusive Offer Period and Sun Jupiter does not accept the Offer, Sun Jupiter shall provide a written acknowledgement that (i) Sun Jupiter has provided the City with the Potential Sale Notice and (ii) the City made an Offer and Sun Jupiter did not accept such Offer (“Acknowledgment”). After Sun Jupiter provides the Acknowledgment in accordance with this paragraph, Sun Jupiter may enter into a definitive agreement with a third party for a Sale Transaction if Sun Jupiter reasonably determines such third party’s offer contains terms and conditions that, on the whole, are more favorable to Sun Jupiter than those contained in the Offer. Sun Jupiter shall have twenty-four (24) months to complete the Sale Transaction with such a third party (“Acknowledgement Completion Period”) before a new Potential Sale Notice must be issued.

(d)If the City provides a Waiver in response to a Potential Sale Notice, then Sun Jupiter will invite the City to participate in any process it runs with third party potential acquirers to effectuate a Sale Transaction (“Sale Process”) and the City may make an Offer pursuant to the terms and conditions of the Sale Process, which terms and conditions shall be applicable to all participants in the Sale Process. Sun Jupiter shall have twenty-four (24) months to complete a Sale Transaction in the Sale Process (“Sale Process Completion Period”) before a new Potential Sale Notice must be issued.

(e)For the avoidance of doubt, except during an Acknowledgment Completion Period, a Sale Process (except as set forth in (d) above) or Sale Process Completion Period, the City may make an Offer at any time.

(f)The City will abide by the Texas Government Code exceptions from public disclosure commitment made in paragraph (a) to this Section 18 if the City is making an Offer outside of the Exclusive Offer Period.

(g)The City does not waive any rights with respect to franchise assignment as set forth in El Paso City Code § 15.08.013 or Section 14(b) of this Agreement provided, however, that the City shall not unreasonably withhold any required consent to the assignment of the franchise to a third party following Sun Jupiter’s compliance with this Section 18.

Section 7. This ordinance will be contingent upon, and take effect upon, the final approval of the Proposed Transaction by all relevant regulatory agencies, and closing of the Proposed Transaction, however, the conditions of consent listed in Section 1 Paragraph 2(A) and Sections 4 and 5 shall take effect upon approval by the City Council and acceptance by the Company.

Section 8. Except as expressly amended herein, the Franchise Ordinance shall continue in full force and effect.

PASSED AND APPROVED this 4th day of February, 2020.

CITY OF EL PASO
/s/ Dee Margo
Dee Margo, Mayor

ATTEST:

/s/ Laura D. Prine
Laura D. Prine
City Clerk

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

/s/ Karla M. Nieman	/s/ Tomás González
Karla M. Nieman	Tomás González
City Attorney	City Manager

ACCEPTANCE

The Amendment of the Franchise granted by the City of El Paso on February 4, 2020, is hereby accepted this 12th day of February, 2020.

EL PASO ELECTRIC COMPANY

By:	/s/ Adrian J. Rodriguez
Adrian J. Rodriguez
Interim Chief Executive Officer

STATE OF TEXAS	§
§
COUNTY OF EL PASO	§

This instrument was acknowledged before me this 12 day of February, 2020, by Adrian Jose Rodriguez, Chief Executive Officer of El Paso Electric Company, a Texas corporation, on behalf of said corporation.

/s/ Valerie J. Pugh
Notary Public in and for the
State of Texas

Received for filing this _____ day of __________________, 2020.

Laura D. Prine
City Clerk